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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                SCHEDULE 13E-4

                         ISSUER TENDER OFFER STATEMENT
                     (PURSUANT TO SECTION 13(E)(1) OF THE
                       SECURITIES EXCHANGE ACT OF 1934)

                            DUKE ENERGY CORPORATION
                 (NAME OF ISSUER AND PERSON FILING STATEMENT)

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  PREFERRED STOCK ($100 PAR VALUE)
             4.50% SERIES C                             264399791
             7.85% SERIES S                             264399759
             7.00% SERIES W                             264399668
             6.75% SERIES X                             264399650
             7.04% SERIES Y                             264399643
  PREFERRED STOCK A ($25 PAR VALUE)
         6.375%, 1993 SERIES                            264399635
 (TITLE OF EACH CLASS OF SECURITIES)         (CUSIP NUMBER OF EACH CLASS OF
                                                       SECURITIES)

                               ----------------

                              RICHARD J. OSBORNE
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            422 SOUTH CHURCH STREET
                        CHARLOTTE, NORTH CAROLINA 28202
                                (704) 382-5159
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
         AND COMMUNICATIONS ON BEHALF OF THE PERSON FILING STATEMENT)

                               DECEMBER 18, 1997
    (DATE TENDER OFFER FIRST PUBLISHED, SENT OR GIVEN TO SECURITY HOLDERS)

                           CALCULATION OF FILING FEE

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
         TRANSACTION VALUATION*                AMOUNT OF FILING FEE
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
              $355,371,000                           $71,075

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* Solely for the purpose of calculating the filing fee and computed pursuant to Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, and Rule 0-11(b)(1) thereunder, the transaction value equals the total amount of funds, excluding fees and other expenses, required to purchase all outstanding shares of each class of securities listed above pursuant to the Offer described in the Offer to Purchase filed as an Exhibit hereto.

  [_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: _____________     Filing Party: _______________________

Form or Registration No.: ___________     Date Filed: _________________________


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ITEM 1. SECURITY AND ISSUER.

  (a) Incorporated herein by reference to the information appearing under the caption "Certain Information Concerning Duke Energy" in the Offer to Purchase, dated December 18, 1997, filed as Exhibit 9(a)(1) to this Issuer Tender Offer Statement on Schedule 13E-4 (the "Offer to Purchase").

  (b) Incorporated herein by reference to the information appearing on the front cover of the Offer to Purchase, and to the information appearing under the captions "Introduction," "Terms of the Offer--Number of Shares; Purchase Price; Expiration Date; Receipt of Dividend" and "Transactions and Agreements Concerning the Shares" in the Offer to Purchase.

  (c) Incorporated herein by reference to the information appearing under the caption "Price Range of Shares; Dividends" in the Offer to Purchase.

  (d) Not applicable.

ITEM 2. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

  (a) Incorporated herein by reference to the information appearing under the caption "Source and Amount of Funds" in the Offer to Purchase.

  (b) Not applicable.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

  Incorporated herein by reference to the information appearing under the caption "Purpose of the Offer; Certain Effects of the Offer" in the Offer to Purchase.

ITEM 4. INTEREST IN SECURITIES OF THE ISSUER.

  Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning the Shares" in the Offer to Purchase.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

  Incorporated herein by reference to the information appearing under the captions "Transactions and Agreements Concerning the Shares" and "Fees and Expenses" in the Offer to Purchase.

ITEM 6. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

  Incorporated herein by reference to the information appearing under the caption "Fees and Expenses" in the Offer to Purchase.

ITEM 7. FINANCIAL INFORMATION.

  (a) Incorporated herein by reference to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 1996 of Duke Energy Corporation ("Duke Energy"), the Annual Report on Form 10-K for the year ended December 31, 1996 of PanEnergy Corp, the Current Report on Form 8-K of Duke Energy filed on December 4, 1997 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 of Duke Energy and to the information appearing under the caption "Selected Consolidated Financial Information" in the Offer to Purchase.

  (b) Incorporated herein by reference to the information appearing under the caption "Selected Consolidated Financial Information" in the Offer to Purchase.


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ITEM 8. ADDITIONAL INFORMATION.

  (a) Not applicable.

  (b) Not applicable.

  (c) Not applicable.

  (d) Not applicable.

  (e) See Exhibits 9(a)(1) and 9(a)(2).

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
     9(a)(1)   Offer to Purchase, dated December 18, 1997.
     9(a)(2)   Form of Letter of Transmittal.
     9(a)(3)   Form of Notice of Guaranteed Delivery.
     9(a)(4)   Form of Letter to Brokers, Dealers, Banks, Trust Companies and
               Other Nominees, dated December 18, 1997.
     9(a)(5)   Form of Letter to Clients of Brokers, Dealers, Banks, Trust
               Companies and Other Nominees.
     9(a)(6)   Guidelines of the Internal Revenue Service for Certification of
               Taxpayer Identification Number on Substitute Form W-9.
     9(a)(7)   Form of summary advertisement of Duke Energy, dated December 19,
               1997.
     9(a)(8)   Form of letter to Shareholders, dated December 18, 1997.
     9(a)(9)   Press release, dated December 18, 1997.
     9(b)      Not applicable.
     9(c)      Not applicable.
     9(d)      Not applicable.
     9(e)      Not applicable.
     9(f)      Not applicable.
     9(g)(1)   Annual Report on Form 10-K for the year ended December 31, 1996, filed by Duke Power Company, incorporated by reference to SEC
               File No. 1-4928.
     9(g)(2)   Annual Report on Form 10-K for the year ended December 31, 1996, filed by PanEnergy Corp, incorporated by reference to SEC File
               No. 1-8157.
     9(g)(3)   Current Report on Form 8-K filed by Duke Energy Corporation on
               December 4, 1997, incorporated by reference to SEC File No. 1-
               4928.
     9(g)(4)   Quarterly Report on Form 10-Q filed by Duke Energy Corporation on November 14, 1997, incorporated by reference to SEC File No.
               1-4928.
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                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 18, 1997

                                          DUKE ENERGY CORPORATION

                                                 /s/ Richard J. Osborne
                                          By: _________________________________
                                                    Richard J. Osborne
                                               Executive Vice President and
                                                  Chief Financial Officer

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